LETTER AGREEMENT


Driehaus Mutual Funds
25 East Erie Street
Chicago, Illinois  60611

      This Agreement is made as of this 30th day of September, 2010 between DRIEHAUS MUTUAL FUNDS, a Delaware statutory trust
(the "Trust"), and DRIEHAUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the "Adviser").

      WHEREAS, the Trust and Driehaus Capital Management, Inc., the predecessor to the Adviser, have entered into an Investment Advisory Agreement dated September 25, 1996, as amended from time to time (the "Advisory Agreement"), under which the Trust has agreed to retain the Adviser to render investment advisory and management services to Driehaus Emerging Markets Growth Fund, Driehaus International Discovery Fund, Driehaus International Small Cap Growth Fund, Driehaus Global Growth Fund, Driehaus Mid Cap Growth Fund, Driehaus Large Cap Growth Fund and Driehaus Active Income Fund (the "Current Portfolios"), and the Adviser has agreed to render such services to the Current Portfolios, together with any other Trust portfolios that may be established later (collectively, the "Portfolios" and individually a "Portfolio");

      WHEREAS, pursuant to Paragraph 2 of the Advisory Agreement, the Trust hereby notifies the Adviser of its desire to retain the Adviser to render investment advisory and management services to an additional portfolio to be known as the Driehaus
Select Credit Fund (the "New Portfolio"); and

      WHEREAS, by signing this Agreement below, the Adviser agrees to render such services whereupon the New Portfolio shall become a Portfolio under the Advisory Agreement.

      NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Trust and the Adviser agree as follows:

1.	The Trust hereby appoints the Adviser as investment adviser
and manager for the New Portfolio under the Advisory
Agreement and the Adviser hereby accepts such appointment
and agrees to perform the services and duties set forth in
the Advisory Agreement on the terms set forth therein,
except as otherwise provided in this Agreement.
2.	This Agreement shall become effective as of the date first
above written and, unless sooner terminated as provided in
Paragraph 9 of the Advisory Agreement, shall continue until
September 30, 2011.  Thereafter, this Agreement will be
extended with respect to the New Portfolio for successive
one-year periods ending on September 30 of each year,
subject to the provisions of Paragraph 9 of the Advisory
Agreement.
3.	For the services provided and the expenses assumed under
this Agreement, the Trust shall pay the Adviser a fee,
computed daily and payable monthly, at an annual rate of:
0.80% of average daily net assets of the New Portfolio.
For the month and year in which this Agreement becomes
effective or terminates, there shall be an appropriate
proration of such fee on the basis of the number of days
that the Agreement is in effect during the month and year,
respectively.
4.	All the other terms and conditions of the Advisory
Agreement shall remain in full effect.

5.	This Agreement is hereby incorporated by reference into the
Advisory Agreement and is made a part thereof. In case of a conflict between this Agreement and the Advisory
Agreement, the terms of the Advisory Agreement are controlling.

      IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed as of the day and year first above written.

DRIEHAUS MUTUAL FUNDS

      By:    /s/Richard H. Driehaus
	      Richard H. Driehaus
            	President

ATTEST:__/s/Michelle L. Cahoon______
               Michelle L. Cahoon
               Vice President & Treasurer


DRIEHAUS CAPITAL MANAGEMENT LLC

By:     _/s/Robert H. Gordon
	Robert H. Gordon
	President and Chief Executive Officer

ATTEST:   _/s/Michelle L. Cahoon
	Michelle L. Cahoon
	Vice President, Treasurer &
	Chief Financial Officer